Exhibit (h)(2)

EXPENSE WAIVER AGREEMENT
This Expense Waiver Agreement is entered into as of April 19, 2021, between Capital Growth Management Limited Partnership (“CGM”) and CGM Trust (the “Trust”), on behalf of the funds listed on Exhibit A attached hereto (the “Funds”).
The Trust and CGM agree that, from May 1, 2021 until the date set forth on the attached Exhibit A, CGM will waive its fees and/or reimburse expenses for each Fund to the extent necessary to reduce the total annual operating expenses of such Fund by the amount set forth beside such Fund’s name on Exhibit A.
This Expense Waiver Agreement may not be amended or terminated, and no provision herein may be waived, without the approval of a majority of the Trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Funds. CGM shall not be entitled to reimbursement of any amounts so waived and/or reimbursed.

[Signature page to follow]

IN WITNESS WHEREOF, the Trust and CGM have caused this Expense Waiver Agreement to be signed as of the date set forth above.

CGM Trust, on behalf of each Fund listed on Exhibit A attached hereto
By:    /s/ David C. Fietze
    Name: David C. Fietze
    Title: President

CAPITAL GROWTH MANAGEMENT LIMITED PARTNERSHIP
By:     /s/ G. Kenneth Heebner
    Name: G. Kenneth Heebner
    Title: President

EXHIBIT A
DATED AS OF MAY 1, 2021
TO
EXPENSE WAIVER AGREEMENT

Fund	Expense Waiver (Total Annual Operating Expenses as % of Average Daily Net Assets)	Termination Date
CGM Realty Fund	0.05%	April 30, 2022

CGM Focus Fund	0.10%	April 30, 2022